NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2012 Earnings

•	Net income of $954,000, up 3.6% from first quarter 2011

•	Nonperforming assets 1.16% to total assets, remain significantly below peers

•	Noninterest expense decreased from first quarter 2011

WARRENTON, VA, May, 1 2012 - Fauquier Bankshares, Inc. (the “Company”) (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $954,000  for the quarter ended March 31, 2012 compared with $921,000 for the quarter ended March 31, 2011, an increase of 3.6%. Basic and diluted earnings per share for the first quarter of 2012 were $0.26 compared with $0.25 per share in the first quarter of 2011.  Return on average assets (ROAA) was 0.64% and return on average equity (ROAE) was 7.97% for the first quarter of 2012 compared with 0.63% and 8.37%, respectively, for the first quarter of 2011.

Randy Ferrell, President and CEO said, “Our financial performance remains solid in spite of the prolonged low-interest rate environment.  We had success in increased earnings, growing core deposits and disciplined expense management.  We are well positioned to respond to increased credit needs from consumers and businesses as confidence in the economy improves.”

Net interest margin decreased 23 basis points to 3.89% in the first quarter of 2012 compared with 4.12% for the same quarter in 2011.  Net interest income for the first quarter of 2012 decreased $143,000 or 2.6% when compared with the same period in 2011.  The decline in margin from the first quarter of 2011 was due primarily to a decrease in average loan balances in addition to lower interest rates earned on loans.  The average yield on earning assets declined 38 basis points while cost of funds decreased 15 basis points.

Total assets increased slightly to $594.2 million at March 31, 2012 compared with $593.6 million at March 31, 2011.  Total loans, net decreased to $450.3 million at March 31, 2012 compared with $455.1 million at March 31, 2011.  Total deposits were $511.2 million at March 31, 2012 compared with $514.5 million at March 31, 2011.  Transaction deposits (Demand and NOW) grew $46.8 million to $253.3 million compared with $206.5 million in the first quarter of 2011, representing 49.5% of total deposits.

The provision for loan losses was $500,000 in the first quarter of 2012 compared with $462,500 in the prior year quarter.  Net charge-offs totaled $351,000 for the current quarter and included $6,000 of recoveries, compared with $96,000 of net charge-offs in the prior year quarter which included $108,000 of recoveries.  Allowance for loan losses was $6.9 million or 1.50% of total loans at March 31, 2012 compared with $6.7 million or 1.45% at March 31, 2011.  The ratio of net charge-offs to average loans outstanding for the first quarter of 2012 was 0.08% compared with 0.02% for 2011.

The Company continues to experience significantly better asset quality performance than its national peer group.  Nonperforming assets were $6.9 million or 1.16% of total assets at March 31, 2012, compared with $5.3 million or 0.89% of total assets at March 31, 2011. Other real estate owned (“OREO”) decreased to $1.8 million at March 31, 2012 compared with $3.2 million at March 31, 2011.

“By careful management and working with our customers, nonperforming loans and OREO have decreased by 18.4% from a peak in the third quarter 2011 of $8.1 million," Ferrell said.  “Current economic conditions continue to suppress loan demand.  However, we are encouraged to see new loan production and commitment growth of 31.8% from the first quarter of 2011.  Our strong funding base, with our core deposits at record highs, puts us in a solid position to respond to the credit needs of our community.”

Noninterest income, excluding securities gains and losses, increased $45,000 or 3.1% to $1.48 million for the quarter ended March 31, 2012 compared with $1.44 million from the prior year’s first quarter.  In addition, during the first quarter 2011, the Company recorded $189,000 in impairment losses on securities, while there were no impairment losses on securities realized in the first quarter 2012.  Trust and estate income increased $40,000 to $342,000 during the three months ended March 31, 2012 compared with $302,000 for the three months ended March 31, 2011.

Noninterest expense decreased $20,000 to $5.11 million for the three months ended March 31, 2012, compared with $5.13 million for the same period last year.  Noninterest expense decreased for various business reasons including lower FDIC and management consulting expenses, partially offset by increased data processing and other operating expenses.

At March 31, 2012, the Company’s leverage ratio was 8.90%, compared with 8.53% at March 31, 2011. The Company’s tier 1 and total risk-based ratios were 12.10% and 13.35%, respectively, at March 31, 2012 and 11.61% and 12.87% at March 31, 2011.  The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5% for the leverage ratio, 6% for the tier 1 risk-based ratio, and 10% for the total risk-based ratio.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  TFB continues to look into expanding its market presence, with a site in Gainesville expected to open next year.

Fauquier Bankshares 2012 Annual Meeting will be held at Poplar Springs Inn Spa, 9245 Rogues Road, Casanova, Virginia on Tuesday, May 15, 2012 at 9:30 a.m.  Fauquier Bankshares' stock price closed at $12.50 per share on April 30, 2012.  For additional information about Fauquier’s products and services, including a more extensive investor presentation with comparisons of the Company’s performance to peer institutions, please visit www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Source:  Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011

EARNINGS STATEMENT DATA:
Interest income	$ 6,507	$ 6,685	$ 6,837	$ 6,788	$ 6,839
Interest expense	1,112	1,222	1,287	1,265	1,301
Net interest income	5,395	5,463	5,550	5,523	5,538
Provision for loan losses	500	463	700	308	463
Net interest income after provision for loan losses	4,895	5,000	4,850	5,215	5,075
Noninterest income	1,482	1,670	1,681	1,576	1,437
Securities gains (losses)	1	74	24	3	(189)
Noninterest expense	5,111	5,486	4,983	5,263	5,131
Income before income taxes	1,267	1,258	1,572	1,531	1,192
Income taxes	313	348	424	393	271
Net income	$ 954	$ 910	$ 1,148	$ 1,138	$ 921

PER SHARE DATA:
Net income per share, basic	$ 0.26	$ 0.25	$ 0.31	$ 0.31	$ 0.25
Net income per share, diluted	$ 0.26	$ 0.25	$ 0.31	$ 0.31	$ 0.25
Cash dividends	$ 0.12	$ 0.12	$ 0.12	$ 0.12	$ 0.12
Average basic shares outstanding	3,680,230	3,669,758	3,669,758	3,669,758	3,655,354
Average diluted shares outstanding	3,691,844	3,691,688	3,688,974	3,686,259	3,669,529
Book value at period end	$ 13.00	$ 12.96	$ 12.81	$ 12.58	$ 12.27
BALANCE SHEET DATA:
Total assets	$ 594,212	$ 614,224	$ 604,594	$ 599,173	$ 593,550
Loans, net	450,338	452,086	447,964	447,808	455,097
Investment securities	59,069	50,193	51,807	52,605	52,221
Deposits	511,179	530,569	522,278	518,619	514,513
Transaction accounts (Demand & NOW accounts)	253,274	259,694	215,707	218,053	206,517
Shareholders' equity	48,056	47,571	47,001	46,156	45,032
PERFORMANCE RATIOS:
Net interest margin(1)	3.89%	3.87%	3.97%	4.06%	4.12%
Return on average assets	0.64%	0.59%	0.76%	0.77%	0.63%
Return on average equity	7.97%	7.63%	9.74%	9.99%	8.37%
Efficiency ratio(2)	72.88%	74.71%	67.43%	72.44%	73.73%
Yield on earning assets	4.69%	4.72%	4.97%	4.97%	5.07%
Cost of interest bearing liabilities	0.95%	1.02%	1.09%	1.08%	1.10%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011
ASSET QUALITY RATIOS:
Nonperforming loans	$ 4,846	$ 4,621	$ 4,499	$ 2,957	$ 1,710
Other real estate owned	1,776	1,776	3,614	3,469	3,233
Foreclosed property	-	15	1	-	5
Nonperforming corporate bonds, at fair value	276	335	276	324	324
Total nonperforming assets	6,898	6,747	8,390	6,750	5,272
Restructured loans still accruing	-	-	178	-	-
Loans past due 90 or more days and still accruing	86	101	5	-	-
Total nonperforming and other risk assets	$ 6,984	$ 6,848	$ 8,573	$ 6,750	$ 5,272

Nonperforming loans to total loans, period end	1.06%	1.01%	0.99%	0.65%	0.37%
Nonperforming assets to period end total assets	1.16%	1.10%	1.39%	1.13%	0.89%
Allowance for loan losses	$ 6,877	$ 6,728	$ 6,882	$ 6,616	$ 6,673
Allowance for loan losses to period end loans	1.50%	1.47%	1.51%	1.46%	1.45%
Allowance for loan losses as percentage of nonperforming loans, period end	141.91%	145.61%	152.97%	223.73%	390.15%
Net loan charge-offs for the quarter	$ 351	$ 616	$ 434	$ 366	$ 96
Net loan charge-offs to average loans	0.08%	0.13%	0.10%	0.08%	0.02%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.90%	8.70%	8.69%	8.66%	8.53%
Tier 1 risk-based capital ratio	12.10%	12.05%	12.04%	11.82%	11.61%
Total risk-based capital ratio	13.35%	13.31%	13.29%	13.07%	12.87%
Tangible equity to total assets	8.09%	7.74%	7.77%	7.70%	7.59%